Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Ilissa Miller	Jim Polson
Jaymie Scotto & Associates	Neutral Tandem
1-866-695-3629	1-866-268-4744
1-201-839-0177 pr@jaymiescotto.com

Neutral Tandem Completes Acquisition of Tinet SpA

Chicago, IL, and Cagliari, Italy, October 1, 2010 - Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of interconnection services, announced today it has completed its acquisition of Tinet, SpA, an Italian-based global carrier exclusively committed to the IP Transit and Ethernet wholesale market. The combination immediately expands Neutral Tandem’s IP-based network internationally, enabling global end-to-end delivery of wholesale Voice, IP Transit and Ethernet solutions. The acquired business will now be a wholly owned subsidiary of Neutral Tandem.

Neutral Tandem and Tinet announced the signing of a definitive agreement on September 9, 2010. To acquire Tinet, Neutral Tandem paid cash consideration of approximately 74.5 million euros (approximately $99.8 million), which reflects certain purchase price adjustments and includes the following assumption of cash and repayment of long-term debt. As part of the 74.5 million euros purchase price, Neutral Tandem assumed approximately 5.2 million euros in cash (approximately $7 million) and caused Tinet to pay off approximately 18.2 million euros in long-term debt (approximately $24.4 million).1

“We believe that this deal will allow us to leverage our core competencies, expand our global footprint, accelerate our Ethernet initiatives and move beyond voice into data solutions,” said Rian Wren, President and CEO of Neutral Tandem. “We are pleased to have completed this acquisition and are excited to begin our efforts to capitalize on the new opportunities created by the transaction.”

Cautions Concerning Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding Neutral Tandem’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Neutral Tandem may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Neutral Tandem makes. Factors that might cause such differences include, but are not limited to: the possibility that the expected efficiencies and cost savings from the proposed acquisition will not be realized, or will not be realized within the expected time period; the risk that our business and the Tinet business will not be integrated successfully; disruption from the proposed acquisition making it more difficult to maintain business and operational relationships; risks associated with our ability to successfully develop and market international voice services and Ethernet interconnection services, including but not limited to identifying, obtaining, operating and maintaining attractive network switch sites, equipment and software, cost estimation errors or overruns, interconnection delays, material delays or shortages, our inability to obtain necessary third party rights or permits on a timely basis, if at all, and other factors, including the impact of regulation, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market this new service; and other important factors included in Neutral Tandem’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of Neutral Tandem’s Annual Report on Form 10-K for the period ended December 31, 2009, Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended

[1]	Based on an exchange rate of approximately €1 = $1.34, which is the exchange rate Neutral Tandem received on various dates when it converted dollars to euros in connection with the acquisition.

June 30, 2010, as such Risk Factors may be updated from time to time in subsequent reports. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. is a leading provider of tandem interconnection services to wireless, wireline, cable and broadband telephony companies. As of June 30, 2010, Neutral Tandem was capable of connecting approximately 500 million telephone numbers assigned to carriers in the United States. Neutral Tandem’s solutions include both voice and Ethernet interconnection services. Neutral Tandem’s solutions build redundancy, security and operational efficiencies into the nation’s telecommunications infrastructure. Neutral Tandem announced plans to launch 14 Ethernet Exchanges by year end 2010. Please visit Neutral Tandem’s website at: www.neutraltandem.com

About Tinet:

Tinet, formerly the carrier arm of Tiscali Group, is a global carrier exclusively committed to the IP and Ethernet wholesale market. With network presence and customers in EMEA, Americas and APAC, Tinet provides global IP Transit and Ethernet connectivity to Carriers, Service and Content Providers worldwide, The carrier guarantees customers proactive management of SLAs and protection from DoS attacks. Established in 2002, Tinet’s unique business model, based on focus and simplicity, assures the delivery of the highest standard of service. Tinet has grown to become one of the top 10 global IPv4 backbones and the number one IPv6 network worldwide. For more information on Tinet, please visit www.tinet.net.